UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
  ____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

WILHELMINA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28536	74-2781950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 661-7488

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Standstill Agreement

On April 24 2013, Wilhelmina International, Inc. (the “Company”) and Ronald L. Chez (“Chez”) entered into a letter agreement (the “Standstill Agreement”), pursuant to which Chez and his Affiliates (as defined in the Standstill Agreement) agreed not to, without the prior approval of the Board of Directors of the Company, (a) beneficially own in excess of 10,000,000 shares of Common Stock of the Company (the “Common Stock”) nor (b) directly or indirectly, make any proposal or offer to acquire (other than pursuant a confidential proposal to the Board of Directors of the Company), or agree to acquire or to become the beneficial owner of (i) any shares of Common Stock, (ii) any other securities of the Company convertible, exchangeable or exercisable into shares of Common Stock or (iii) any other voting securities of the Company, which, when added together with any such securities beneficially owned by Chez and his Affiliates immediately prior thereto, would provide Chez and his Affiliates with voting power in the aggregate in excess of 10,000,000 shares of Common Stock.

The Company agreed to, within three (3) business days of the execution of the Standstill Agreement promptly execute (and submit for signature by the rights agent) an amendment to the Company’s Rights Agreement dated as of July 10, 2006, as amended, by and between the Company and The Bank of New York Mellon Trust Company, as rights agent (the “Rights Agreement”), which amendment provides that Chez shall not be deemed to be an “Acquiring Person” under the Rights Agreement by virtue of (a) the acquisition of shares of Common Stock purchased by Chez and disclosed in the initial Schedule 13D with respect to the Company filed by Chez on March 22, 2013 (the “Initial Chez 13D”) or (b) the acquisition of additional shares of Common Stock in one or more purchases which in the aggregate, when added together with the shares of Common Stock reflected in the Initial Chez 13D, do not exceed 10,000,000 shares of Common Stock.

The restrictions set forth in the Standstill Agreement will terminate upon the earlier of sixty (60) days following the expiration of the Rights Agreement or the earlier termination of the Rights Agreement (including pursuant to a redemption of the outstanding rights in accordance therewith) by the Company.

The foregoing description of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Standstill Agreement, which is attached as Exhibit 10.1 hereto.

Amendment to Bank of New York Mellon Rights Agreement

On April 25, 2013, the Company entered into a Thirteenth Amendment (the “Thirteenth Amendment”) to the Rights Agreement. The Thirteenth Amendment, among other things, (i) amends the definition of Acquiring Person (as defined in the Rights Agreement) to provide that Chez shall not be deemed to be an Acquiring Person solely by virtue of (a)  purchases by Chez, individually and through individual retirement accounts for his benefit, of shares of Common Stock which resulted in his beneficial ownership exceeding 4.99% of the Common Stock outstanding, as disclosed in the Initial Chez 13D (the “Reported Chez Purchases”) or (b) purchases by Chez, individually or through individual retirement accounts for his benefit, of a number of shares of Common Stock which in the aggregate, when added together with the number of shares of Common Stock beneficially owned by Chez as reflected in the Initial Chez 13D (i.e., 6,701,857 Common Shares), shall not exceed ten million (10,000,000) shares of Common Stock (the “Permitted Additional Chez Purchases”), (ii) amends the definition of Triggering Event (as defined in the Rights Agreement) to provide that no Triggering Event shall result solely by virtue of any Reported Chez Purchases or Permitted Additional Chez Purchases, (iii) provides that a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of any Reported Chez Purchases or Permitted Additional Chez Purchases and (iv) provides that no Reported Chez Purchases or Permitted Additional Chez Purchases shall be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable. The Thirteenth Amendment also provides for certain other conforming and technical amendments to the terms and provisions of the Rights Agreement.

The foregoing description of the Thirteenth Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Thirteenth Amendment, which is attached as Exhibit 4.1 hereto.

Item 3.03.                      Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 with respect to the Thirteenth Amendment is incorporated by reference into this Item 3.03.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
4.1	Thirteenth Amendment to Rights Agreement dated April 25, 2013 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company
10.1	Letter agreement dated April 24, 2013 between Wilhelmina International, Inc. and Ronald L. Chez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 26, 2013	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John P. Murray
		Name:	John P. Murray
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Thirteenth Amendment to Rights Agreement dated April 25, 2013 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company
10.1	Letter agreement dated April 24, 2013 between Wilhelmina International, Inc. and Ronald L. Chez